As filed with the Securities and Exchange Commission on October 5, 2004

Registration No. 333-116016

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTRALASE CORP.

(Exact name of registrant as specified in its charter)

Delaware	3845	38-3380954
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Morgan

Irvine, California 92618

(949) 859-5230

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Palmisano

President and Chief Executive Officer

IntraLase Corp.

3 Morgan

Irvine, California 92618

(949) 859-5230

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce Feuchter Michael E. Flynn Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 (949) 725-4000	Bruce Czachor Mark K. Hyland Shearman & Sterling LLP 1080 Marsh Road Menlo Park, California 94025 (650) 838-3600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock ($0.01 par value)	$92,000,000	$11,656

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to IntraLase Corp.’s Registration Statement on Form S-1 (File No. 333-116016) is being filed for the purpose of filing with the Securities and Exchange Commission one additional exhibit to the Registration Statement and adding disclosure to Item 13 of Part II of the Registration Statement. This Amendment No. 6 does not make any changes or additions to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered hereunder, all of which will be paid by us. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Nasdaq National Market application fee and the NASD filing fee.

SEC registration fee	$11,656
NASD filing fee	9,700
Nasdaq National Market listing application fee	105,000
Printing expenses	200,000
Legal fees and expenses	600,000
Accounting fees and expenses	425,000
Blue sky fees and expenses	10,000
Transfer Agent fees	10,000
Miscellaneous	48,644

Total	$1,420,000

Item 14.	Indemnification of Directors and Officers

On completion of this offering, our certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or executive officer. Our certificate of incorporation and bylaws will provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.

Sections 145 and 102(b)(7) of the Delaware General Corporation Law provide that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful. As permitted by our bylaws, we have entered into indemnification agreements with our officers and directors.

On completion of this offering, we intend to have our directors and officers insurance policies in place, indemnifying those persons against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) which might be incurred by them in such capacities and against which they cannot be indemnified by us.

Reference is made to the indemnification and contribution provisions of the Underwriting Agreement to be filed by amendment as Exhibit 1.1 to this Registration Statement.

Item 15.	Recent Sales of Unregistered Securities

The following is a summary of transactions by us from June 30, 2001 through the date hereof involving sales of our securities that were not registered under the Securities Act:

1.	On July 12, 2001, we granted warrants to purchase an aggregate of 31,300 shares of our Series E Preferred Stock at an exercise price of $5.11 per share to Silicon Valley Bank in connection with a Loan and Security Agreement entered into with Silicon Valley Bank on that date. These warrants are exercisable at any time beginning on July 12, 2001 and expire on July 12, 2008.

2.	On July 12, 2001, we granted options to purchase an aggregate of 74,320 shares of our common stock at an exercise price of $1.80 per share to executives and officers pursuant to our 2000 Executive Option Plan. In addition, we granted options to purchase an aggregate of 198,601 shares of our common stock at an exercise price of $1.80 per share to employees of IntraLase pursuant to our 2000 Stock Incentive Plan.

3.	On October 9, 2001, we granted options to purchase an aggregate of 46,755 shares of our common stock at an exercise price of $0.83 per share to executives and officers pursuant to our 2000 Executive Option Plan. In addition, we granted options to purchase an aggregate of 30,665 shares of our common stock at an exercise price of $0.83 per share to employees of IntraLase pursuant to our 2000 Stock Incentive Plan.

4.	On October 26, 2001, we entered into a Series F Preferred Stock Purchase Agreement pursuant to which we sold 2,190,891 shares of our Series F Preferred Stock at $2.41 per share to 4 accredited investors for aggregate consideration of approximately $5,280,047. On November 6, November 15 and December 4, 2001, we sold an aggregate of 1,958,485 additional shares to 7 additional accredited investors for aggregate consideration of approximately $4,719,611.

5.	On December 13, 2001, we granted options to purchase an aggregate of 318,540 shares of our common stock at an exercise price of $0.83 per share to employees of IntraLase pursuant to our 2000 Stock Incentive Plan.

6.	On February 8, 2002, we granted options to purchase an aggregate of 410,352 shares of our common stock at an exercise price of $0.83 per share to employees of IntraLase pursuant to our 2000 Stock Incentive Plan.

7.	On April 30, 2002, we granted options to purchase an aggregate of 110,033 shares of our common stock at an exercise price of $1.44 per share to employees and consultants of IntraLase pursuant to our Amended and Restated Stock Option Plan.

8.	On May 17, 2002, we entered into a Series G Preferred Stock Purchase Agreement pursuant to which we sold 8,695,652 shares of our Series G Preferred Stock at $3.45 per share to nineteen accredited investors for aggregate consideration of approximately $30,000,000.

9.	On May 9, 2002, we granted options to purchase an aggregate of 396,841 shares of our common stock at an exercise price of $1.44 per share to executives and officers of IntraLase pursuant to our 2000 Executive Option Plan.

10.	On May 17, 2002, we granted options to purchase an aggregate of 352,405 shares of our common stock at an exercise price of $1.44 per share to employees of IntraLase pursuant to our 2000 Stock Incentive Plan.

11.	On July 16, 2002, we granted options to purchase an aggregate of 124,823 shares of our common stock at an exercise price of $2.38 per share to employees of IntraLase pursuant to our 2000 Stock Incentive Plan. In addition, we granted options to purchase an aggregate of 25,253 shares of our common stock at an exercise price of $2.38 per share to consultants of IntraLase pursuant to our Amended and Restated Stock Option Plan.

12.	On September 27, 2002, we granted options to purchase an aggregate of 57,722 shares of our common stock at an exercise price of $2.48 per share to two new members of the Board of Directors of

IntraLase pursuant to our 2000 Stock Incentive Plan. In addition, we granted options to purchase an aggregate of 142,864 shares of our common stock at an exercise price of $2.48 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

13.	On December 5, 2002, we granted options to purchase an aggregate of 86,261 shares of our common stock at an exercise price of $2.54 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

14.	On December 31, 2002, we granted warrants to purchase an aggregate of 12,500 shares of our Series G Preferred Stock at an exercise price of $3.45 per share to Silicon Valley Bank in connection with a Loan and Security Agreement entered into with Silicon Valley Bank on that date. These warrants are exercisable at any time beginning on December 31, 2002 and expire on December 31, 2009.

15.	On February 5, 2003, we granted options to purchase an aggregate of 28,320 shares of our common stock at an exercise price of $2.54 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

16.	On April 10, 2003, we granted options to purchase an aggregate of 1,154,445 shares of our common stock at an exercise price of $2.54 per share to our new chief executive officer pursuant to our 2000 Stock Incentive Plan.

17.	On May 16, 2003, we granted options to purchase an aggregate of 598,595 shares of our common stock at an exercise price of $2.54 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

18.	On July 7, 2003, we granted options to purchase an aggregate of 230,095 shares of our common stock at an exercise price of $2.54 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

19.	On July 25, 2003, we granted options to purchase an aggregate of 79,821 shares of our common stock at an exercise price of $2.54 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

20.	On October 23, 2003, we granted options to purchase an aggregate of 48,883 shares of our common stock at an exercise price of $2.87 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan. In addition, we granted options to purchase an aggregate of 21,646 shares of our common stock at an exercise price of $2.87 per share to our independent members of the Board of Directors.

21.	On December 18, 2003, we granted options to purchase an aggregate of 20,564 shares of our common stock at an exercise price of $2.87 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

22.	On December 31, 2003, we granted warrants to purchase an aggregate of 4,000 shares of our Series G Preferred Stock at an exercise price of $3.45 per share to Silicon Valley Bank in connection with a Loan and Security Agreement entered into with Silicon Valley Bank on that December 31, 2002. These warrants are exercisable at any time beginning on December 31, 2002 and expire on December 31, 2009.

23.	On January 12, 2004, we granted options to purchase an aggregate of 18,038 shares of our common stock at an exercise price of $2.87 per share to an employee of IntraLase pursuant to our 2000 Stock Incentive Plan.

24.	On February 26, 2004, we granted options to purchase an aggregate of 62,953 shares of our common stock at an exercise price of $3.22 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

25.	On April 1, 2004, we granted options to purchase an aggregate of 14,430 shares of our common stock at an exercise price of $3.22 per share to two consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

26.	On April 27, 2004, we granted options to purchase an aggregate of 514,278 shares of our common stock at an exercise price of $4.49 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

27.	On June 25, 2004, we granted options to purchase an aggregate of 118,187 shares of our common stock at an exercise price of $11.91 per share to employees and consultants of IntraLase pursuant to our 2000 Stock Incentive Plan.

28.	On June 28, 2004, we granted options to purchase an aggregate of 64,252 shares of our common stock at an exercise price of $11.91 per share to employees of IntraLase pursuant to our 2000 Stock Incentive Plan.

29.	On July 15, 2004, we granted options to purchase an aggregate of 14,440 shares of our common stock at an exercise price of $12.73 per share to employees of IntraLase pursuant to our 2000 Stock Incentive Plan.

30.	On July 19, 2004, we granted options to purchase an aggregate of 128,280 shares of our common stock at an exercise price of $12.73 per share to an employee of IntraLase pursuant to our 2000 Stock Incentive Plan.

31.	On July 20, 2004, we granted options to purchase an aggregate of 180 shares of our common stock at an exercise price of $12.73 per share to an employee of IntraLase pursuant to our 2000 Stock Incentive Plan.

32.	On July 28, 2004, we granted options to purchase an aggregate of 4,330 shares of our common stock at an exercise price of $12.73 per share to an employee of IntraLase pursuant to our 2000 Stock Incentive Plan.

33.	On August 9, 2004, we granted options to purchase an aggregate of 4,330 shares of our common stock at an exercise price of $12.73 per share to an employee of IntraLase pursuant to our 2000 Stock Incentive Plan.

34.	August 16, 2004, we granted options to purchase an aggregate of 2,890 shares of our common stock at an exercise price of $12.73 per share to an employee of IntraLase pursuant to our 2000 Stock Incentive Plan.

35.	August 23, 2004, we granted options to purchase an aggregate of 4,330 shares of our common stock at an exercise price of $12.73 per share to a consultant to IntraLase pursuant to our 2000 Stock Incentive Plan.

36.	August 25, 2004, we granted options to purchase an aggregate of 128,280 shares of our common stock at an exercise price of $12.73 per share to an employee of IntraLase pursuant to our 2000 Stock Incentive Plan.

37.	September 1, 2004, we granted options to purchase an aggregate of 4,330 shares of our common stock at an exercise price of $12.73 per share to a consultant to IntraLase pursuant to our 2000 Stock Incentive Plan.

We used the proceeds of the foregoing sales of securities for working capital and other general corporate purposes. We did not employ any underwriters, brokers or finders in connection with any of the transactions set forth above.

The sales of the securities listed above were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 or Section 4(2) of the Securities Act or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16.	Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement**

3.1	Seventh Amended and Restated Certificate of Incorporation**

3.2	Second Amended and Restated Bylaws**

4.1	Specimen common stock certificate**

4.2	Fourth Amended and Restated Registration Rights Agreement, dated May 17, 2002, among IntraLase Corp. and certain of its stockholders**

4.3	Warrant to Purchase 31,300 Shares of Series E Preferred Stock issued on July 12, 2001 to Silicon Valley Bank**

4.4	Warrant to Purchase 16,500 shares of Series G Preferred Stock issued on December 12, 2002 to Silicon Valley Bank**

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation

10.1	Amended and Restated Stock Option Plan**

10.2	2000 Stock Incentive Plan**

10.3	2000 Executive Option Plan**

10.4	2004 Stock Incentive Plan**

10.5	Form of Stock Option Agreement under Amended and Restated Stock Option Plan**

10.6	Form of Stock Option Agreement under 2000 Stock Incentive Plan**

10.7	Form of Stock Option Agreement under 2000 Executive Option Plan**

10.8	Form of Stock Option Agreement under 2004 Stock Incentive Plan**

10.9	Form of Restricted Stock Purchase Agreement entered into on September 2000 and March 2002 between IntraLase Corp. and certain of its officers**

10.10	Form of Amendment to the Restricted Stock Purchase Agreement entered into on September 2000 and March 2002 between IntraLase Corp. and certain of its officers**

10.11	Patent License Agreement, dated December 31, 2001, between Agere Systems Guardian Corporation and IntraLase Corp.**

10.12	License Agreement Michigan File 939 Technology, dated December 16, 1997, between the University of Michigan and IntraLase Corp.**

10.13	License Agreement Michigan File 1387 Technology, dated August 10, 1998, between the University of Michigan and IntraLase Corp.**

10.14	License Agreement Michigan File 1509 Technology, dated August 10, 1998, between the University of Michigan and IntraLase Corp.**

Exhibit No.	Description

10.15	Amendment to License Agreement Michigan File 1509 Technology dated February 17, 2003, between the University of Michigan and IntraLase Corp.**

10.16	Amended and Restated License Agreement, dated October 17, 2000, between IntraLase Corp. and Escalon Medical Corp.**

10.17	Amendment No. 1 to Amended and Restated License Agreement, dated May 17, 2001, between IntraLase Corp. and Escalon Medical Corp.**

10.18	License Agreement, dated March 16, 2000, between Shui Lai and IntraLase Corp.**

10.19	Separation and Consulting Agreement, dated February 13, 2003, between IntraLase Corp. and Randy Alexander**

10.20	Industrial Lease, dated September 7, 2000, between the Irvine Company and IntraLase Corp.**

10.21	2004 Employee Stock Purchase Plan**

10.22	Form of Indemnification Agreement between IntraLase and each of its officers and directors**

10.23	Employment Agreement, dated April 10, 2003, between IntraLase and Robert Palmisano**

10.24	Form of Change in Control Agreement between IntraLase and each of Bernard Haffey, Charline Gauthier, Scott Scholler, Frank Jepson, Kevin Harley, Eric Weinberg, Tibor Juhasz and Ronald Kurtz**

10.25	Change in Control Agreement, dated March 3, 2004, between IntraLase and Shelley Thunen**

10.26	Change in Control Agreement, dated March 3, 2004, between IntraLase and Robert Palmisano**

10.27	The Executive Nonqualified Excess Plan Document**

10.28	The Executive Nonqualified Excess Plan Adoption Agreement**

10.29	The Executive Nonqualified Excess Plan Trust Agreement**

10.30	Amended and Restated License and Settlement Agreement, Michigan Files 939, 1387, 1509 and 1662, dated July 15, 2004, between IntraLase and the Regents of the University of Michigan**

10.31	Employment Letter Agreement, dated July 13, 2004, between IntraLase and Franklin T. Jepson**

10.32	Third Amended and Restated Founders’ Agreement dated November 2002, between IntraLase and Ronald M. Kurtz and Jennifer Simpson, and Tibor Juhasz**

10.33	Employment Letter Agreement, dated July 14, 2004, between IntraLase and Kevin Harley**

10.34	Employment Letter Agreement, dated May 14, 2003, between IntraLase and Charline Gauthier**

14.1	Code of Business and Ethical Conduct**

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche, LLP, independent auditors**

24.1	Power of Attorney**

**	Previously filed.

(b)    Financial Statement Schedules

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 5th day of October, 2004.

INTRALASE CORP.

By:	*
Robert J. Palmisano President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William J. Link, Ph.D.	Chairman of the Board	October 5, 2004

* Robert J. Palmisano	President, Chief Executive Officer and Director (principal executive officer)	October 5, 2004

/s/ SHELLEY B. THUNEN Shelley B. Thunen	Chief Financial Officer, Treasurer and Assistant Secretary (principal financial and accounting officer)	October 5, 2004

* Frank M. Fischer	Director	October 5, 2004

* Gilbert H. Kliman, M.D.	Director	October 5, 2004

Mark Lortz	Director	October 5, 2004

* Donald B. Milder	Director	October 5, 2004

* Thomas S. Porter	Director	October 5, 2004

*By:	/s/ SHELLEY B. THUNEN
Shelley B. Thunen (Attorney-In-Fact)

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page

1.1	Form of Underwriting Agreement**

3.1	Seventh Amended and Restated Certificate of Incorporation**

3.2	Second Amended and Restated Bylaws**

4.1	Specimen common stock certificate**

4.2	Fourth Amended and Restated Registration Rights Agreement, dated May 17, 2002, among IntraLase Corp. and certain of its stockholders**

4.3	Warrant to Purchase 31,300 Shares of Series E Preferred Stock issued on July 12, 2001 to Silicon Valley Bank**

4.4	Warrant to Purchase 16,500 shares of Series G Preferred Stock issued on December 12, 2002 to Silicon Valley Bank**

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation

10.1	Amended and Restated Stock Option Plan**

10.2	2000 Stock Incentive Plan**

10.3	2000 Executive Option Plan**

10.4	2004 Stock Incentive Plan**

10.5	Form of Stock Option Agreement under Amended and Restated Stock Option Plan**

10.6	Form of Stock Option Agreement under 2000 Stock Incentive Plan**

10.7	Form of Stock Option Agreement under 2000 Executive Option Plan**

10.8	Form of Stock Option Agreement under 2004 Stock Incentive Plan**

10.9	Form of Restricted Stock Purchase Agreement entered into on September 2000 and March 2002 between IntraLase Corp. and certain of its officers**

10.10	Form of Amendment to the Restricted Stock Purchase Agreement entered into on September 2000 and March 2002 between IntraLase Corp. and certain of its officers**

10.11	Patent License Agreement, dated December 31, 2001, between Agere Systems Guardian Corporation and IntraLase Corp.**

10.12	License Agreement Michigan File 939 Technology, dated December 16, 1997, between the University of Michigan and IntraLase Corp.**

10.13	License Agreement Michigan File 1387 Technology, dated August 10, 1998, between the University of Michigan and IntraLase Corp.**

10.14	License Agreement Michigan File 1509 Technology, dated August 10, 1998, between the University of Michigan and IntraLase Corp.**

Exhibit No.	Description	Sequentially Numbered Page

10.15	Amendment to License Agreement Michigan File 1509 Technology dated February 17, 2003, between the University of Michigan and IntraLase Corp.**

10.16	Amended and Restated License Agreement, dated October 17, 2000, between IntraLase Corp. and Escalon Medical Corp.**

10.17	Amendment No. 1 to Amended and Restated License Agreement, dated May 17, 2001, between IntraLase Corp. and Escalon Medical Corp.**

10.18	License Agreement, dated March 16, 2000, between Shui Lai and IntraLase Corp.**

10.19	Separation and Consulting Agreement, dated February 13, 2003, between IntraLase Corp. and Randy Alexander**

10.20	Industrial Lease, dated September 7, 2000, between the Irvine Company and IntraLase Corp.**

10.21	2004 Employee Stock Purchase Plan**

10.22	Form of Indemnification Agreement between IntraLase and each of its officers and directors**

10.23	Employment Agreement, dated April 10, 2003, between IntraLase and Robert Palmisano**

10.24	Form of Change in Control Agreement between IntraLase and each of Bernard Haffey, Charline Gauthier, Scott Scholler, Frank Jepson, Kevin Harley, Eric Weinberg, Tibor Juhasz and Ronald Kurtz**

10.25	Change in Control Agreement, dated March 3, 2004, between IntraLase and Shelley Thunen**

10.26	Change in Control Agreement, dated March 3, 2004, between IntraLase and Robert Palmisano**

10.27	The Executive Nonqualified Excess Plan Document**

10.28	The Executive Nonqualified Excess Plan Adoption Agreement**

10.29	The Executive Nonqualified Excess Plan Trust Agreement**

10.30	Amended and Restated License and Settlement Agreement, Michigan Files 939, 1387, 1509 and 1662, dated July 15, 2004, between IntraLase and the Regents of the University of Michigan**

10.31	Employment Letter Agreement, dated July 13, 2004, between IntraLase and Franklin T. Jepson**

10.32	Third Amended and Restated Founders’ Agreement dated November 2002, between IntraLase and Ronald M. Kurtz and Jennifer Simpson, and Tibor Juhasz**

10.33	Employment Letter Agreement, dated July 14, 2004, between IntraLase and Kevin Harley**

10.34	Employment Letter Agreement, dated May 14, 2003, between IntraLase and Charline Gauthier**

14.1	Code of Business and Ethical Conduct**

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche, LLP, independent auditors**

24.1	Power of Attorney**

**	Previously filed.